Exhibit 10.3(a)
                          EQUITY CONTRIBUTION AGREEMENT


        THIS EQUITY CONTRIBUTION AGREEMENT, dated as of November __, 2001 (this "Agreement"), is made and entered into by and among THE SOUTHERN COMPANY, a Delaware corporation ("Southern"), SOUTHERN POWER COMPANY, a Delaware corporation (the "Borrower"), and CITIBANK, N.A., a banking corporation organized and existing under the laws of the State of New York, in its capacity as agent for the benefit of the Lenders under, and as defined in, the Credit Agreement referred to below (in such capacity, the "Agent")

                              W I T N E S S E T H:

         WHEREAS, the Borrower is the wholly-owned subsidiary of Southern;

         WHEREAS, the Borrower has acquired or plans to acquire the generating facilities and the facilities under construction listed on Schedule 1 hereto as such Schedule 1 may be amended, modified, supplemented, replaced and/or superceded from time to time by an Equity Contribution Agreement Supplement in the form of Exhibit A hereto (the "Projects");

         WHEREAS, the Borrower and the Agent have entered into that certain Credit Agreement of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement") with the Borrower, Salomon Smith Barney Inc. as Lead Arranger and Syndication Agent, the Co-Arrangers and Lenders party thereto, and Citibank, N.A., as agent for the Lenders, pursuant to which the Lenders will make loans to the Borrower for the purpose of financing up to 60% of the costs of developing, acquiring and constructing the Projects and certain related expenses (the "Loans");

         WHEREAS, it is a condition precedent to the effectiveness of the Credit Agreement that this Agreement shall have been entered into by the parties hereto and shall have become fully effective in accordance with its terms; and

         WHEREAS, Southern will derive substantial benefit by the making of the Loans by the Lenders to the Borrower.

         NOW, THEREFORE, in consideration of the above recited premises and in order to induce the Lenders to make the Loans to the Borrower, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows. Except as otherwise defined herein, capitalized terms used herein but not defined, shall have the respective meanings given to them in the Credit Agreement.

         1.       Equity Contributions.
                  --------------------

                  (a) The Borrower and Southern each hereby acknowledge and agree that upon written notice from the Borrower to Southern, Southern shall make equity contributions (each an "Equity Contribution") to the Borrower in cash or by wire transfer of immediately available funds on the date and in the amount specified in such notice. Equity Contributions shall be in such aggregate amount as shall be required to cause the ratio of Project Debt to Project Equity (the term "Project Equity" being, with respect to each Project, the aggregate amount of all equity (cash or otherwise) contributed before or after the Funds Availability Date (including by way of Equity Contributions), in each case, by Southern to the equity capital of the Borrower with respect to such Project and accounted, or to be accounted, as such in the financial statements of the Borrower), in each case, as of the date of determination (and after giving effect to all Loans and CP Commitment Reservations made or to be made on such date, and the application of the proceeds of such Loans or Commercial Paper for which such CP Commitment Reservations were made (as the case may be)) to not exceed the Debt/Equity Ratio for such Project; provided that the Debt/Equity Ratio for any Project shall not, in any event, exceed a ratio of 60:40. The Initial Project Budget for each Project is attached hereto as part of Schedule
1. From time to time, but not more frequently than once per month, the Borrower may execute and submit to Southern a written notice requesting an Equity Contribution.

                  (b) Subject to the applicable Project Limit(s), in the event that the ratio of Project Debt to Project Equity for any Completed Project (the Total Project Costs for which does not exceed the Project Costs set forth in the Project Budget applicable to such Project) is less than the Debt/Equity Ratio applicable to such Project (after giving effect to all Loans and CP Commitment Reservations made or to be made on such date, and the application of the proceeds of such Loans or Commercial Paper for which such CP Commitment Reservations were made (as the case may be)), the amount by which such Project Equity exceeds the minimum amount of Project Equity required for purposes of achieving the required Debt/Equity Ratio, in each case, with respect to such Project, will be (i) deemed to be an Equity Contribution for any other Project (if so specified in writing by the Borrower to the Agent), or (ii) returned to Southern by the Borrower from proceeds of Loans.

         2. Representations and Warranties. Southern represents and warrants to the Borrower and the Agent, for its own benefit and for the benefit of the other Lenders that:

                  (a) Organization and Good Standing. Southern is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

                  (b) Power, Authority and Due Authorization. Southern (i) has the requisite corporate power and authority to execute, deliver and perform this Agreement and to take all action necessary to consummate the transactions contemplated hereunder, and (ii) is duly authorized to, and has been authorized by all necessary corporate action, to execute, deliver and perform this Agreement.

                  (c) No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, nor performance of and compliance with the terms and provisions hereof by Southern will (i) violate or conflict with any provision of its certificate or articles of incorporation or bylaws, (ii) conflict with or contravene any Law to which it or its properties are subject which has had or would reasonably be expected to have a Material Adverse Effect as to Southern, or (iii) violate any agreement to which it is a party or by which it may be bound, the violation of which has had or would reasonably be expected to have a Material Adverse Effect as to Southern.

                  (d) Consents. No approval or authorization or other action by, or filing, registration or qualification with, any governmental authority is required for the due execution, delivery or performance by Southern of this Agreement and the transactions contemplated hereby, except for those which have been duly obtained or made and are in full force and effect.

                  (e) Enforceable Obligations. This Agreement has been duly executed and delivered by Southern and constitutes the legal, valid and binding obligation of Southern enforceable against Southern in accordance with its terms, subject to laws affecting the enforcement of creditors' rights generally and to general principles of equity.

                  (f) Litigation. No litigation, arbitration, or administrative proceeding is currently pending or, to Southern's knowledge, threatened against Southern (i) to restrain the entry by Southern into, the enforcement of or exercise of any rights by the Lenders or the Agent under, or the performance or compliance by Southern with any obligations under this Agreement, or (ii) which has had or would reasonably be expected to have a Material Adverse Effect.

                  (g) Financial Condition. The consolidated balance sheet of Southern as at December 31, 2000 and the related consolidated statements of income, retained earnings and cash flow for the fiscal year then ended, heretofore furnished to the Lenders, fairly present the consolidated financial condition and results of operations of Southern as of the date thereof and the consolidated results of its operations for such fiscal year in accordance with GAAP.

                  (h) Material Adverse Change. There has been no change in the financial condition or results of operations of Southern since
December 31, 2000 which has had or would reasonably be expected to have a Material Adverse Effect as to Southern.

                  (i) No Southern Event of Default. No Southern Event of Default (as defined herein) has occurred and is continuing A "Southern Event of Default" shall mean that any of the following events has occurred and is continuing:

                           (i) Southern fails to (A) pay or prepay any principal of any Project Debt required to be paid by it pursuant to the Southern Completion Guarantee when due; or (B) pay any interest with respect to any Project Debt required to be paid by it pursuant to the Southern Completion Guarantee, make any equity contribution or loan required to be made by it pursuant to the Southern Completion Guarantee, or pay any other amounts payable under the Southern Completion Guarantee, in the case of sub-clause (B) only, within five (5) Business Days after the same shall become due and payable; or

                           (ii) Any one or more of the representations and warranties made in this Agreement, the Southern Completion Guarantee, or in any certificate delivered by Southern or the Borrower (with respect only to representations and warranties set forth in Section 2 of this Agreement or Section 4 of the Southern Completion Guarantee) in connection with the Credit Agreement or the Southern Completion Guarantee, proves to have been materially incorrect when made and, if the events giving rise to such representation or warranty are susceptible of cure, it shall not have been cured within 30 days after written notice of such default has been given to Southern by the Agent (or such longer period as the Majority Lenders may permit); or

                           (iii) Southern shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding in a principal or notional amount equal to or in excess of $100,000,000 in the aggregate for all such unpaid Debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under the agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or any such Debt shall be declared due and payable, or be required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the scheduled maturity thereof; or

                           (iv) Southern or any Subsidiary of Southern which represents more than 25% of Southern's assets on a consolidated basis (each such Subsidiary, a "Significant Subsidiary") shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (2) make a general assignment for the benefit of its creditors, (3) commence a voluntary case under the U.S. Bankruptcy Code (as now or hereafter in effect) or any similar law of any applicable jurisdiction, (4) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, or
         (5) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the U.S. Bankruptcy Code or any similar law of any applicable jurisdiction; or a proceeding or case shall be commenced, without the application or consent of Southern or any Significant Subsidiary, in any court of competent jurisdiction, seeking (x) its liquidation, reorganization, dissolution or winding up, or the composition or readjustment of its debts, (y) the appointment of a trustee, receiver, custodian, liquidator or the like of Southern or the relevant Significant Subsidiary (as applicable) or of all or any substantial part of its assets, or (z) similar relief in respect of Southern or the relevant Significant Subsidiary (as applicable) under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue unstayed and in effect for a period of 90 or more days; or a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of Southern or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Southern or any Significant Subsidiary or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall continue unstayed and in effect for a period of 90 or more days; or Southern or any Significant Subsidiary shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by Southern or any Significant Subsidiary in furtherance of any of the aforesaid purposes; or

                           (v) There has been a Change of Control (as defined herein) in Southern. For purposes of this Agreement, "Change of Control" shall mean the direct or indirect acquisition by any person (as such term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of beneficial ownership of more than 51% of the outstanding shares of the capital stock of Southern entitled to vote generally for the election of directors of Southern; or

                           (vi) This Agreement or the Southern Completion Guarantee shall fail to be in full force and effect, or Southern so asserts in writing.

         3. Enforcement. Southern hereby agrees that the Agent shall have the right to directly enforce the provisions hereof which are binding upon Southern against Southern and Southern hereby agrees to pay within 30 days of demand all costs, including reasonable attorneys' fees, incurred with respect to the enforcement of such provisions of this Agreement against Southern.

         4. No Subrogation. Notwithstanding any payment or payments made or caused to be made by Southern hereunder, Southern shall not be entitled to be subrogated to any of the rights of the Lenders, nor shall Southern seek any reimbursement or indemnification from the Borrower in respect of payments made or caused to be made by Southern hereunder. If any amount shall be paid to Southern as a result of such subrogation rights at any time prior to the date when (a) all of the amounts payable under this Agreement shall have been paid in full in cash or by wire transfer of immediately available funds; and (b) the Commitments shall have been terminated and all Advances, interest thereon and all other amounts owing by the Borrower under the Credit Agreement shall have been paid in full in cash or by wire transfer of immediately available funds, such amount shall be held by Southern in trust for the Lenders, segregated from other funds of Southern, and shall be turned over to the Agent for the benefit of the Lenders, in the exact form received by Southern (duly endorsed by Southern to the Agent for the benefit of itself and the other Lenders, if required), to be applied against obligations of the Borrower under the Credit Agreement in such order as the Agent acting pursuant to the Credit Agreement may elect.

         5. No Setoff. Southern shall not have the right to withhold or offset against any payment due for any reason including, without limitation, any dispute between the Borrower and Southern.

         6. Third Party Beneficiaries. The agreements of the parties hereto are intended to benefit the Lenders and their respective permitted successors and assigns.

         7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

         8. Notices. Except as otherwise expressly provided herein, (a) all notices and other communications provided for hereunder shall be provided in writing and shall be sent by personal delivery, telecopy, overnight courier or, if such courier service is not available, by certified mail with postage prepaid to any party at the address set forth below its signature on this Agreement, or at such other address as shall be designated by a party in a written notice to the other parties hereto and (b) all such notices and communications shall be effective seven (7) days after being deposited in the mails in the manner as aforesaid, when delivered if sent by personal delivery, one (1) day after delivery to the courier if sent by overnight courier, or when sent by telecopier, upon confirmation of receipt.

         9. Successors and Assigns. This Agreement shall inure to the benefit of the parties hereto, the Agent and each of the Lenders, as third party beneficiaries, and their successors and assigns permitted under the terms of the Credit Agreement, and shall bind the heirs, executors, administrators, personal representatives, successors and assigns of such Persons. Southern shall not assign or otherwise transfer all or any of its obligations hereunder. Any assignment by the Agent or the Lenders shall be in accordance with the terms and conditions of Section 8.07 of the Credit Agreement.

         10. Amendments. This Agreement or any provision hereof may not be amended, canceled, modified, changed or waived by any party hereto without the prior written consent of the Agent (acting upon the instructions of those Lenders holding at least 75% of the outstanding Loans or, if none, 75% of the Commitments); provided, that, no amendment, waiver or consent shall, unless in writing and signed by the Agent with the consent of all of the Lenders (a) reduce or limit the obligations of Southern under Section 1 herein or, release or otherwise limit Southern's liability under Section 1; (b) postpone any date fixed for any payment required of Southern under Section 1; or (c) change the number of Lenders or the percentage of the Commitments that, in each case, shall be required for the Lenders or any of them to take any action hereunder; provided, further that Southern, the Borrower and the Agent may, from time to time, amend this Agreement by way of one or more Equity Contribution Agreement Supplements in the form of Exhibit A hereto. Any such amendment, cancellation, modification, change or waiver must be by a written instrument signed by Southern, the Borrower and the Agent.

         11. Governing Law. This Agreement is a contract made under the Laws of the State of New York of the United States and shall for all purposes be governed by and construed in accordance with the Laws of such State.

         12. Waiver of Jury Trial. Each of Southern, the Borrower, the Lenders and the Agent hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Southern, the Borrower, the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

         13. No Waiver. No failure to exercise and no delay in exercise, on the part of the Agent or any Lender, of any right, remedy, power or privilege provided herein or by statute or at Law or in equity shall operate as a waiver thereof; nor shall any single or partial exercise of any thereof preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The remedies herein provided are cumulative and not exclusive of any remedies provided by Law.

         IN WITNESS WHEREOF, the undersigned have executed this Equity Commitment Agreement as of the date first above written.


             The Southern Company


             By:  ______________________________________
                   Name:    Gale E. Klappa
                   Title:   Executive Vice President, Chief Financial Officer
                            and Treasurer


             Address for Notices:
             270 Peachtree Street, N.W.
             Bin 931A / 20th Floor
             Atlanta, Georgia  30303
             Facsimile:  (404) 506-0708
             Attention:  Allen L. Leverett


            Southern Power Company


             By: ______________________________________________
                    Name:    Allen L. Leverett
                    Title:   Treasurer


             Address for Notices:
             270 Peachtree Street, N.W.
             Bin 931A / 20th Floor
             Atlanta, Georgia  30303
             Facsimile:  (404) 506-0708
             Attention:  Allen L. Leverett

                            Citibank, N.A. (as Agent)


                            By: ____________________________

                            Name:  _________________________

                            Title: _________________________


                             Address for Notices:
                             2 Penns Way
                             Suite 200
                             New Castle, DE 19720
                             Facsimile: (302)-894-6120
                             Attention: Dave Graber

                                   SCHEDULE 1

                      PROJECTS AND INITIAL PROJECT BUDGETS

Initial Project

Autaugaville 1 Project
Autaugaville 2 Project
Goat Rock 1 Project
Goat Rock 2 Project
Wansley Project

Wansley


Budget Description           Budget Amount
------------------           ------------
General Construction         $94,900,000

Engineering and Project      8,042,000
Management

Construction Management      6,800,000

Owner Purchased Equipment    202,030,000
- CTGs, HRSGs, STGs

Owner Purchased Balance of   47,500,000
Plant

GSU Supply and               12,000,000
Installation

Warehouse Relocation         4,800,000

Directs Subtotal             $376,072,000

Insurance                    573,765

Legal and Professional       1,623,745
Fees

Sales Tax                    2,200,000

Property Tax                 150,000

Electrical Interconnection   14,900,000

Gas Interconnection          9,100,000

Start-up and Commissioning   13,500,000

Spares (included in a long   3,200,000
term service agreement)

Co-Owner Recovery            (10,000,000)

Contingency                  5,266,000

Interest During              31,801,622
Construction

Financing Costs              3,000,000

Other Project Costs          $75,315,132
Subtotal

Project Total                $451,387,132
--------------------------------------------

Goat Rock 1 & 2


Budget Description           Goat Rock 1                Goat Rock 2
----------------------------------------------------------------------
General Construction         $48,668,000                $48,850,000

Engineering and Project      5,707,000                  5,780,000
Management

Construction                 4,125,000                  4,125,000
Management

Owner Purchased              93,070,000                 111,188,000
Equipment -
CTGs, HRSGs, STGs

Owner Purchased              24,000,000                 25,000,000
Balance of Plant

GSU Supply and               6,800,000                  6,400,000
Installation

Directs Subtotal             $182,370,000               $201,343,000

Insurance                    285,698                    445,500

Legal and Professional       286,540                    634,020
Fees

Sales Tax                    3,000,000                  3,600,000

Property Tax                 897,210                    2,120,696

Electrical Interconnection   7,331,707                  5,088,000

Gas Interconnection          7,800,000                  0

Start-up and                 7,300,000                  7,300,000
Commissioning

Spares (CT spares            2,200,000                  3,000,000
included in the LTSA)

Contingency                  1,230,000                  2,961,000

Interest During              13,703,415                 18,212,861
Construction

Financing Costs              1,500,000                  1,500,000

Site and Owners Cost         1,579,000                  0
(Land Purchase, etc.)

Other Project Costs          $46,813,570                $44,862,077
Subtotal

Project Total                $229,183,570               $246,205,077
----------------------------------------------------------------------

Autaugaville 1 & 2

-
Budget Description           Autaugaville 1             Autaugaville 2
----------------------------------------------------------------------

General                      $53,000,000                $42,000,000
Construction

Engineering and              6,154,000                  4,575,000
Project Management

Construction                 4,125,000                  3,450,000
Management

Owner Purchased              111,184,000                108,625,000
Equipment -
CTGs, HRSGs, STGs

Owner Purchased              25,000,000                 24,000,000
Balance of Plant

GSU Supply and               6,100,000                  6,400,000
Installation

Directs Subtotal             $205,563,000               $189,050,000

Insurance                    445,500                    445,500

Legal and                    1,529,031                  396,194
Professional Fees

Sales Tax                    3,600,000                  3,600,000

Property Tax                 1,606,057                  1,410,034

Electrical                   7,179,000                  15,000,000
Interconnection

Gas Interconnection          12,170,000                 0

Start-up and                 7,300,000                  7,300,000
Commissioning

Spares (CT spares            2,100,000                  2,100,000
included in the
LTSA )

Contingency                  4,606,000                  3,400,000

Interest During              20,714,025                 18,090,483
Construction

Financing Costs              1,500,000                  1,500,000

Site and Owner's             2,200,000                  0
Cost (Land
Purchase, etc.)

Other Project Costs          $64,949,613                $53,242,211
Subtotal

Project Total                $270,512,613               $242,292,211
----------------------------------------------------------------------

                                    EXHIBIT A

                Form of Equity Contribution Agreement Supplement


Citibank, N.A.,
as Agent
under the Credit Agreement referred to below

Attention:
          --------------------------

[date]

Ladies and Gentlemen:

         Reference is made to (a) the Credit Agreement, dated as of [ ], 2001 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement") by and among Southern Power Company (the "Borrower"), the Lenders and the Co-Arrangers party thereto, Citibank, N.A., as administrative agent for the Lenders (the "Agent"), and Salomon Smith Barney Inc., as lead arranger and syndication agent; and (b) the Equity Contribution Agreement, dated as of [ ], 2001 (as amended, restated, supplemented or otherwise modified from time to time, the "Equity Contribution Agreement") between The Southern Company ("Southern"), the Borrower and the Agent. Terms defined in the Equity Contribution Agreement, including by reference to the Credit Agreement, are used herein with the same meaning.

         Each of the Borrower and Southern hereby agrees in favor of the Agent that, with effect on and from the date hereof, the following Subsequent Project shall be a "Project" for all purposes under the Equity Contribution Agreement:

                              [ Describe Project ],

and Schedule 1 to the Equity Contribution Agreement shall be supplemented with
Schedule 1 to this Equity Contribution Agreement Supplement.

         Southern hereby confirms, in favor of each of the Borrower and the Agent that its obligations under the Equity Contribution Agreement shall, on and from the date hereof, extend in all respects, in accordance with the terms thereof, to the Project set forth in Schedule 1 hereto.

         Southern hereby confirms that each of the representations and warranties set forth in Section 2 of the Equity Contribution Agreement are true and correct in all material respects as of the date hereof and, if different from the date hereof, as of the date of the first Utilization with respect to the Project set forth in Schedule 1 hereto, before and after giving effect to such Utilization and to the application of the proceeds therefrom (or, if such Utilization is a CP Commitment Reservation, after giving effect to the application of the proceeds of the Commercial Paper for which such CP Commitment Reservation was requested), as though made on and as of such date (and each of the giving of this Equity Contribution Agreement Supplement and the acceptance by the Borrower of such proceeds shall constitute a representation and warranty made herein, with respect to Section 2 of the Equity Contribution Agreement, by Southern to such effect).

         Except as expressly amended hereby, all of the provisions of the Equity Contribution Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

         This Equity Contribution Agreement Supplement shall be construed as supplementing and forming part of the Equity Contribution Agreement and shall be read accordingly.

         This Equity Contribution Agreement Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of this Equity Contribution Agreement Supplement by telecopier shall be effective as delivery of an original executed counterpart of this Equity Contribution Agreement Supplement.

         This Equity Contribution Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.



                                      THE SOUTHERN COMPANY

                                      By:____________________________________
                                      Name:
                                      Title:



                                      SOUTHERN POWER COMPANY

                                      By: __________________________________
                                      Name:
                                      Title:




Accepted by:

CITIBANK, N.A., as Agent

By:
   ---------------------------------
Name:
Title:

                                   SCHEDULE 1

                             SUBSEQUENT PROJECT AND
                             INITIAL PROJECT BUDGET